As filed with the Securities and Exchange Commission on February 14, 2019

Registration No. 333-229097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEALTH BIOTHERAPEUTICS CORP

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s Name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stealth BioTherapeutics Corp

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, George Town

Grand Cayman

KY1-9005 Cayman Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stealth BioTherapeutics Inc.

275 Grove Street, Suite 3-107

Newton, MA 02466

(617) 600-6888

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven D. Singer, Esq. Rosemary G. Reilly, Esq. Christopher D. Barnstable-Brown, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Telephone: (617) 526-6000	Brent B. Siler, Esq. Divakar Gupta, Esq. Richard C. Segal, Esq. Cooley LLP 1114 Avenue of the Americas New York, NY 10036 Telephone: (212) 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-229097

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-229097), as amended, declared effective on February 14, 2019 by the Securities and Exchange Commission, is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of replacing Exhibit 5.1 to such Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than Item 8(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits.

All exhibits filed with or incorporated by reference in the Registration Statement (File No. 333-229097) are incorporated by reference herein, and shall be deemed to be a part of this Registration Statement, except for the following, which are filed herewith.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

5.1	Opinion of Walkers

23.2	Consent of Walkers (included in Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to Registration Statement on Form F-1 (File No. 333-229097))

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Massachusetts on this 14th day of February, 2019.

STEALTH BIOTHERAPEUTICS CORP

By:	/s/ Irene P. McCarthy
Irene P. McCarthy
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Irene P. McCarthy Irene P. McCarthy	Chief Executive Officer and Director (principal executive officer, principal financial officer and principal accounting officer)	February 14, 2019

* Francis W. Chen, Ph.D.	Director	February 14, 2019

* Gerald L. Chan, Sc.D.	Director	February 14, 2019

* Kevin F. McLaughlin	Director	February 14, 2019

* Vincent Sai Sing Cheung	Director	February 14, 2019

* Lu Huang	Director	February 14, 2019

* Cheuk Kin Stephen Law	Director	February 14, 2019

* Edward P. Owens	Director	February 14, 2019

Stealth BioTherapeutics, Inc. Authorized Representative in the United States

*	By:	/s/ Irene P. McCarthy
	Name:	Irene P. McCarthy
	Title:	Chief Executive Officer

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